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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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UNIFY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Unify Corporation
2101 Arena Blvd, Suite 100
Sacramento, CA 95834

August 16, 2004

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Unify Corporation. The Annual Meeting will be held on Thursday, September 30, 2004 at 9:00 a.m. Pacific Time at the KVIE—Channel 6 Building, 2595 Capitol Oaks Drive, Sacramento, California, 95833.

        Enclosed with this Proxy Statement is your proxy card, as well as our 2004 Annual Report, which contains valuable information on our products, services, markets and operations, in addition to our audited financial statements.

        We hope that you will join us and let us give you a review of fiscal 2004 and our plans for fiscal 2005. Whether you own a few or many shares of stock and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. To make sure your shares are represented, we urge you to vote promptly.

NOTICE TO STOCKHOLDERS HOLDING SHARES IN STREET NAME

Due to recent changes in the rules regulating most brokers, they can no longer vote the "street name" shares on your behalf with respect to stock plan amendments without any instruction from you, the beneficial owner of the stock.

We therefore request that if you hold your shares with a brokerage firm (which means they are in street name) and wish to vote on the proposal to amend our 1996 Employee Stock Purchase Plan that you return the instructions to vote your shares to your broker. The instructions to do this are included with these proxy materials. Your approval of this share increase will enable us to recruit and retain the personnel we need to aggressively execute on our strategic plan.

        We appreciate your continued patience and support of Unify. Fiscal 2004 was a transitional and foundation-building year. From sales and lead generation programs, acquiring new customers, to launching visibility programs, and new product deliveries, this year provided us with the proof points that our strategy continues to be the right one. In fiscal 2005, we will focus on crisp execution of our strategy to penetrate the market with our flagship product, Unify NXJ.

        On behalf of Unify's dedicated and loyal employees, we continue to deliver on our mission to serve organizations with solutions that enable them to address their business challenges. Our great people, products and services continue to drive business value for our customers.

        We look forward to seeing you at the Annual Meeting.

Sincerely,

Todd E. Wille Chairman, President and Chief Executive Officer

Unify Corporation
2101 Arena Blvd, Suite 100, Sacramento, California 95834

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 30, 2004

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Unify Corporation (the "Company"), to be held on Thursday, September 30, 2004 at 9:00 a.m., Pacific Time, at the KVIE—Channel 6 Building, 2595 Capitol Oaks Drive, Sacramento, California, for the following purposes:

  1.
  To elect five members of the board of directors to hold office until the 2005 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

  2.
  To consider an amendment to the Company's 1996 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance from 2,700,000 to 3,200,000.

  3.
  To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending April 30, 2005.

  4.
  To transact such other business as may properly come before the meeting.

        These items of business are more fully described in the Proxy Statement that accompanies this Notice.

        Stockholders of record at the close of business on August 9, 2004 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our principal offices located at 2101 Arena Blvd., Suite 100, Sacramento, California.

Sincerely,

Todd E. Wille Chairman, President and Chief Executive Officer
Sacramento, California August 16, 2004

STOCKHOLDERS ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY AND VOTE IN PERSON AT THE MEETING.

UNIFY CORPORATION
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

        The accompanying proxy is solicited by the board of directors (the "Board") of Unify Corporation ("Unify," "Company," "we," "us" or "our"), a Delaware corporation, for use at our Annual Meeting of Stockholders to be held on September 30, 2004 (the "Annual Meeting"), or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is August 16, 2004, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

GENERAL INFORMATION

        Annual Report.    An Annual Report for the fiscal year ended April 30, 2004 is enclosed with this Proxy Statement.

        Voting Securities.    Only stockholders of record as of the close of business on August 9, 2004 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 27,625,981 shares of Unify common stock, par value $0.001 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each stockholder of record as of that date is entitled to one vote for each share of common stock held on the proposals presented in this Proxy Statement. Our bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum.

        Solicitation of Proxies.    The cost of soliciting proxies will be borne by Unify. We have retained Georgeson Shareholder to assist in the solicitation of proxies for a fee not to exceed $9,000, plus customary out-of-pocket expenses. Georgeson Shareholder may solicit proxies personally or by telephone in addition to soliciting stockholders by mail. In addition, we will solicit stockholders by mail through our regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have Unify stock registered in the names of such persons and will reimburse them for their reasonable out-of-pocket costs. We may also use the services of directors, officers and others to solicit proxies, personally or by telephone, without additional compensation.

        Voting of Proxies.    Except as described below, (i) All valid proxies received prior to the meeting will be voted; (ii) All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made; and (iii) If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time prior to the time it is voted by delivering to the secretary of the Company a written instrument revoking the proxy or by delivering a duly executed proxy with a later date, or by attending the meeting and voting in person. Any shares held by a broker in "street name" on behalf of the beneficial owner may not be voted on No. Proposal 2 absent a specific instruction from the beneficial owner. Any such shares as to which no instructions are received will be disregarded in calculating the vote for Proposal No. 2.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Unify has a board of directors consisting of five (5) members who will serve until the Annual Meeting of Stockholders held in 2005 and until their respective successors are duly elected and qualified.

        Our nominees for election to the Board and information with respect to their ages as of July 31, 2004 and their positions and offices held with the Company are set forth below. Please see "INFORMATION ABOUT UNIFY CORPORATION—Management" for additional information concerning the nominees. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the nominees listed below unless otherwise instructed. Proxies may not be voted for a greater number of persons than the number of nominees named. We know of no reason why any nominee should be unable or unwilling to serve as a director. However, if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for such substitute nominees as management may designate.

        Nominees for election to the Board are as follows:

Name	Current Position with Company	Age	Director Since
Todd E. Wille	Chairman, President and Chief Executive Officer	41	2000
Robert J. Majteles	Director	39	2004
Kurt M. Garbe	Director	44	1999
Tery R. Larrew	Director	50	2002
Steven D. Whiteman	Director	53	1997

        If a quorum is present and voting, the nominees for director receiving the highest number of votes will be elected as directors of the Company to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Abstentions and shares held by brokers that are present but not voted because the brokers were prohibited from exercising discretionary authority, i.e. "broker non-votes," will be counted as present for purposes of determining if a quorum is present. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE.

INFORMATION ABOUT UNIFY CORPORATION

Management

        The following table sets forth certain information concerning our directors and executive officers, including their ages as of July 31, 2004:

Name	Age	Position with the Company
Todd E. Wille	41	Chairman, President and Chief Executive Officer
Peter J. DiCorti	53	Vice President, Finance & Administration and Chief Financial Officer
Jim E. Kanir	45	Vice President, Worldwide Sales & Marketing
David M. Glende	44	Vice President, Strategy and Chief Technology Officer
Greg T. Tsutaoka	36	Vice President, Business Development
Frank Verardi	55	Vice President, Technical Services
Robert J. Majteles	39	Director
Kurt M. Garbe	44	Director
Tery R. Larrew	50	Director
Steven D. Whiteman	53	Director

        Todd E. Wille joined the Company in October 2000 as the chief operating officer and acting chief financial officer. In November 2000, Mr. Wille was appointed president and chief executive officer. Mr. Wille originally joined the Company in August 1995 as the corporate controller. In September 1997, Mr. Wille was promoted to vice president, finance and chief financial officer. In March 1998, Mr. Wille left the Company and joined FRx Software Corporation ("FRx") as the vice president of finance and chief financial officer. Subsequently, Mr. Wille was promoted to senior vice president of operations. Mr. Wille received a B.A. in business administration with concentrations in accounting and finance and management information systems from Wartburg College.

        Peter J. DiCorti joined the Company in October 2002 as vice president of finance & administration and chief financial officer. Before joining Unify, Mr. DiCorti served as the business development officer for JMW Capital Partners. Prior to that, Mr. DiCorti was the vice president and CFO of the Grass Valley Group. Mr. DiCorti received a B.S. in finance from Santa Clara University.

        Jim E. Kanir joined Unify in June 2003 as the vice president of worldwide sales and marketing. Mr. Kanir most recently served as the vice president of worldwide sales and channel relations for CrossAccess Corporation, a provider of legacy data integration for enterprise-wide e-business initiatives, based in Santa Clara, Calif. Prior to CrossAccess, Mr. Kanir worked for Pentawave and prior to that, Bell & Howell Imaging Solutions as vice president of sales. Mr. Kanir graduated from Wilmington College with a degree in business management.

        David M. Glende joined the Company in 1985 and has held various management positions in product development and marketing before being appointed chief technology officer in February 2000. In May 2001, Mr. Glende was appointed vice president, products and chief technology officer and in June 2003, he was appointed vice president of strategy and CTO. Mr. Glende oversees the Company's corporate and product strategy activities. Prior to joining Unify, Mr. Glende served as the manager of engineering for Advanced Data Institute. Mr. Glende holds a B.S. in computer science from California State University, Sacramento.

        Greg T. Tsutaoka joined the Company in April 2003 as vice president of business development. Mr. Tsutaoka has 10 years in the field of business development, corporate strategy and marketing. Before joining Unify, Mr. Tsutaoka was founder and president of New Millennium Management LLC.

He has also designed and managed business development strategies and partnership programs for industry leading technology companies including Remedy Corporation, FusionStorm, Inc., and Emanio, Inc. Mr. Tsutaoka holds a B.S. in managerial economics from University of California, Davis and a J.D. from Whittier Law School.

        Frank Verardi joined the Company in August 1988 as manager of consulting services and was named director of client services in 1989. In November 1995, Mr. Verardi was appointed vice president of worldwide product delivery and customer support, and in May 1999 he was appointed vice president of worldwide professional services. In May 2001, he was appointed vice president of worldwide sales and marketing and in June 2003, he was appointed vice president of technical services. Before joining Unify, Mr. Verardi held various positions with Computer Sciences Corporation where his most recent assignment was director of commercial professional services. Mr. Verardi received a B.S. in computer science from California State University, Chico.

        Kurt M. Garbe has served as a director of the Company since August 1999. Mr. Garbe served as the President and CEO of Movaris, a provider of Sarbanes Oxley solutions from June 2001 until April 2004. From September 1999 until June 2001, Mr. Garbe served as the chief operating officer for Asera, Inc. From October 1997 to September 1999, Mr. Garbe served as executive vice president of field operations for U.S. Web/CKS. From September 1995 to June 1997, Mr. Garbe was vice president and general manager of professional services at Synopsys, Inc., an engineering design automation software company. Additionally, from 1991 to August 1995, Mr. Garbe was at Gemini Consulting, a management consulting firm, where he served in multiple roles including Vice President. Mr. Garbe holds a B.S. in electrical engineering from Clarkson University, an M.E. degree in electrical engineering from Cornell University, and an M.B.A. from the Wharton School of the University of Pennsylvania.

        Tery R. Larrew has served as a director of the Company since May 2002. Mr. Larrew serves as the President and CEO of Vericept Corporation, a provider of network-based early warning and misuse prevention solutions, headquartered in Englewood, Colo. Prior to joining Vericept in 2002, Mr. Larrew co-founded IQ3G, a mobile services company, in 2000. From 1999 to 2000, Mr. Larrew was the Chairman and CEO of a start-up e-communication company, UPDATE Systems, Inc. Mr. Larrew also serves as the CEO of Pinnacle Management, which he reformed in 1998. From 1996 to 1998, Mr. Larrew served on the executive management team of Metromail/CIC. He is a graduate of Colorado State University with a bachelor's degree in Business Administration and a minor in Finance and Marketing.

        Robert J. Majteles joined the board in April 2004. Mr. Majteles is the general partner of Treehouse Capital, LLC ("Treehouse"), an investment firm. Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P. and Special Situations Fund, L.P. have entered into an agreement with Mr. Majteles and Treehouse pursuant to which Treehouse, through Mr. Majteles, provides certain management and financial advisory services for the funds on request. If Mr. Majteles's services are requested by the funds with respect to a particular portfolio investment, Treehouse is entitled to 10% of the funds' net gain (as defined) or net loss (as defined) on the investment during the term of the agreement, offset by certain fees that may be paid by the portfolio company to Treehouse or Mr. Majteles directly. Under the agreement, Mr. Majteles is required to act independently of the funds in discharging his fiduciary duties to shareholders of any company for which he serves as a member of the board of directors and also is obliged not to disclose to the funds or use for his own benefit any confidential information he obtains in connection with his service for a particular portfolio company. Mr. Majteles does not have or share voting or dispositive power over any securities held by the funds. Mr. Majteles has agreed to serve as a director of the Corporation pursuant to this agreement.

        Steven D. Whiteman has served as a director of the Company since May 1997. Mr. Whiteman serves as the President and CEO of Intesource, an Internet based procurement service specifically for the food industry. From June 2000 to May 2002, he worked as an independent consultant. From May 1993 until June 2000, Mr. Whiteman served as president of Viasoft, Inc. ("Viasoft"), a publicly traded software products and services company. From February 1994 to June 2000, Mr. Whiteman also served as chief executive officer and director of Viasoft, and from April 1997 to June 2000, he served as chairman of the board of directors. Mr. Whiteman is also a director of Intesource, Actuate Corporation, and Netpro. Mr. Whiteman holds a B.A. degree in business administration from Taylor University and a M.B.A. from the University of Cincinnati.

        Each director holds office until the next Annual Meeting of Stockholders and until his successor is duly elected and qualified. Our executive officers serve at the discretion of the Board and Mr. Wille is further subject to rights contained in his employment agreement. There are no family relationships between any of our directors or executive officers.

Board of Directors Meetings and Committees

        During fiscal 2004, the Board held four (4) Regular Meetings and one (1) Special Meeting. We had one meeting during the year that one director was absent; however, for the remaining meetings all of the members were either present in person or via telephone conference. The Board has four (4) standing committees: an audit committee, disclosure committee, compensation committee and a nominating and corporate governance committee. The Audit Committee met four (4) times during fiscal 2004. The Compensation Committee met one (1) time during fiscal 2004 and the Disclosure Committee met three (3) times during fiscal 2004. The Nominating and Corporate Governance Committee did not hold any meetings during fiscal 2004.

        Audit Committee.    The audit committee's functions are to review, with our independent auditors and management, the annual financial statements and independent auditors' opinion, review the scope and results of the examination of our financial statements by the independent auditors, approve all professional services performed by the independent auditors and related fees, recommend the retention of the independent auditors to the Board and periodically review our accounting policies and internal accounting and financial controls. The members of the audit committee during fiscal 2004 were Jack R. Corrie, Kurt M. Garbe, Tery R. Larrew and Steven D. Whiteman. During fiscal 2004, the audit committee held five (5) meetings. For additional information concerning the audit committee, see "REPORT OF THE AUDIT COMMITTEE."

        Compensation Committee.    The compensation committee's functions are to review and establish salary levels and grant stock options for executive officers and certain other management employees. The members of the compensation committee during fiscal 2004 were Jack R. Corrie, Kurt M. Garbe, Tery R. Larrew and Steven D. Whiteman. During fiscal 2004, the compensation committee held one (1) meeting. For additional information concerning the compensation committee, see "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION."

        Nominating and Corporate Governance Committee.    The primary responsibilities of this committee are to (i) identify individuals qualified to become Board members; (ii) select, or recommend to the Board, director nominees for each election of directors; (iii) develop and recommend to the Board criteria for selecting qualified director candidates; (iv) consider committee member qualifications, appointment and removal; (v) recommend corporate governance principles, codes of conduct and compliance mechanisms applicable to the Company, and (vi) provide oversight in the evaluation of the Board and each committee. Subject to the advance notice provision of Unify's bylaws, as described below, the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. Stockholders who wish to recommend nominees for director should submit such recommendations to the Secretary of Unify at our corporate office located at 2101 Arena Boulevard, Sacramento, CA 95834. The Nominating and Corporate Governance Committee consists of Kurt M. Garbe, Tery R. Larrew and Steven D. Whiteman.

        Disclosure Committee.    Though not technically a committee of the Board, the members of the Board each participates in the disclosure committee, the function of which is to oversee and comply with regulations of all reporting for publicly traded companies. This includes supervising the preparation of gathering all of the information to be included in these reports, as well as documenting existing procedures and controls to assure that information required to be disclosed is recorded, processed, summarized and reported in the reports within the time periods specified by the SEC for filing. The members of the disclosure committee during fiscal 2004 included the chairman Peter J. DiCorti, all the board members and numerous Unify staff located worldwide. These meetings were held three times in fiscal 2004.

Director Attendance at Annual Stockholder Meetings

        The Board has not adopted a policy regarding director attendance at the annual stockholder meeting. Directors are invited to attend and only Mr. Wille attended last year's annual stockholder meeting.

Committee Charters and Code of Conduct

        The Board has adopted a charter for each of the committees described above. The Board has also adopted a Code of Business Conduct that applies to all of our employees, officers and directors. Links to these materials are available on Unify's website at www.unify.com.

Communications with Directors

        Any stockholder wishing to communicate with any of our directors regarding Unify may write to the director or directors c/o Pete DiCorti, Corporate Secretary, Unify Corporation, 2101 Arena Boulevard, Sacramento, California 95834. The Secretary will forward these communications directly to the director(s). The independent directors of the Board review and approve the stockholder's communication process periodically to ensure effective communication with stockholders.

Director Compensation

        In May 2002, the Company's Board of Directors adopted the compensation program for its non-employee (independent) members. This program has several components described in the table below. The compensation for each individual Director is assessed by the other members of the Board and is generally based upon the degree and quality of his/her participation in Board activities.

Summary of Compensation Program for Non-Employee Directors
	Based Upon	Annual Maximum	How Paid	When Paid
Annual Cash Retainer(1)	Active Board participation	$5,000 in cash	$1,250 per quarter	Within one week of end of fiscal quarter
Annual Stock Retainer(2)	Board determination of award to be made pursuant to the 2002 Director Restricted Stock Plan	Up to $10,000 in restricted stock using closing price at beginning of fiscal year	In shares of Unify common stock that may not be sold for one (1) year from grant date	In May
Annual Stock Option Grant(3)	Board determination of award to be made pursuant to the 2001 Stock Option Plan	Up to 20,000 shares of common stock	An option to purchase Unify common stock at FMV at time of grant with a three year vesting period	In June
Meeting Fees(4)	Active Board participation	None, but normally not expected to exceed $6,000	$1,000 per on-site meeting attended and $500 per conference call	As required
Consulting(5)	Request by Unify's CEO	None	Cash or in restricted stock	As performed

(1)
Unify will pay non-employee directors an annual cash retainer fee of $5,000 which will be paid in four quarterly payments of $1,250 each. Payments are to be made no later than five business days after the end of each fiscal quarter (August 5th, November 5th, February 5th and May 5th).

(2)
Directors are eligible for an annual stock retainer up to the equivalent of $10,000 worth of restricted stock under the 2002 Director Restricted Stock Plan (a copy of which is available upon request to the Company). Such restricted stock may not be sold for a period of twelve (12) months from the date of issuance and is for services to be rendered during the upcoming fiscal year

(3)
Directors are eligible for an annual stock option grant of up to 20,000 shares of Unify common stock under the Company's then current stock option program. Eligibility will be determined by the Board and will be based on several factors from the prior fiscal year, including the financial performance of the Company, the Director's personal contribution to the Company and any other relevant factors or events. The stock option grant, if any, will be made in June of each year and the exercise price shall be equivalent to the fair market value of the stock at the time of the option grant. Any such option grant will vest monthly over a period of thirty-six (36) months.

(4)
Non-employee directors are eligible to receive fees for attending Board and related committee (such as the audit committee, nominating and corporate Governance committee and compensation committee) meetings. Directors receive $1,000 for each on-site meeting attended and $500 for each conference call meeting. Unify will typically hold a Board meeting and any committee meeting on the same day, which will be considered as one meeting for the purpose of calculating meeting fees.

(5)
Directors may be requested to provide certain consulting services to Unify. Should this take place, Unify shall pay a Director one thousand dollars ($1,000) per day, with a half-day minimum. Unify shall reimburse a Director for all travel expenses incurred in accordance with its Travel and Entertainment Policy.

        The following table sets forth the compensation, expenses and consulting fees paid to each non-employee director in fiscal 2004:

	Jack Corrie	Kurt Garbe	Tery Larrew	Steve Whiteman
FY 2003 annual cash retainer(1)	$1,250	$1,250	$1,250	$1,250
FY 2004 annual cash retainer(2)	3,750	3,750	3,750	3,750
FY 2004 annual stock retainer(3)	10,000	10,000	10,000	10,000
FY 2004 meeting fees	4,000	2,500	4,000	4,000

Total Director Related Compensation	19,000	17,500	19,000	19,000
Consulting fees	15,000	—	11,020	—

Total Compensation	34,000	17,500	30,020	19,000
Reimbursable expenses	—	349	2,044	1,844

Total Compensation and Expenses	$34,000	$17,849	$32,064	$20,844

(1)
Each non-employee director was paid a cash retainer of $1,250 for their directorship in the last quarter of fiscal 2003.

(2)
Each non-employee director earned a cash retainer of $5,000 for fiscal 2004. Of this amount, a total of $3,750 was paid in fiscal 2004 and the $1,250 was paid in the first month of fiscal 2005.

(3)
On May 1, 2003, each non-employee director was awarded a stock retainer for fiscal 2004 in the form of a restricted stock grant of 25,000 with a market value of $10,000 or $0.40 per share. These awards, which total 100,000 shares, were made pursuant to the 2002 Director Restricted Stock Plan.

Employee Director Compensation

        Directors who are Unify employees, such as Mr. Wille, are eligible to receive options under the 2001 Stock Option Plan. Such employee-directors are also eligible to participate in the Company's 1996 Employee Stock Purchase Plan, provided that each employee-director does not own or hold options to purchase, or as a result of participation in the 1996 Employee Stock Purchase Plan, would own or hold options to purchase, five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company.

D&O Insurance

        Unify provides its Directors with Director and Officer Insurance and is responsible for the payment of such fees and ensuring the policy is kept current and in force.

Director Indemnification

        Unify shall indemnify, hold harmless, and defend any Director against all claims against him/her, his heirs, executors or administrators, arising from or connected to his/her service as a Director to the fullest extend permissible under Delaware law. A Director shall immediately notify the Chief Executive Officer and legal counsel of Unify orally and in writing upon learning of any actual or threatened claim or legal process and shall cooperate fully in any defense or action.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of June 30, 2004 with respect to the beneficial ownership of our common stock by: (i) each director and director nominee of the Company; (ii) each executive officer named in the Summary Compensation Table below; (iii) current directors and executive officers as a group; and (iv) each stockholder known by us to own more than 5% of our stock.

	Shares Owned(1)
Name and Address of Beneficial Owner	Number of Shares	Percentage of Class
Directors
Steven D. Whiteman(2)	215,209	*
Kurt M. Garbe(3)	195,209	*
Tery R. Larrew(4)	184,459	*
Robert J. Majteles(5)	10,639	*
Executive Officers
Todd E. Wille(6)	613,217	2.20%
Peter J. DiCorti(7)	76,562	*
Jim E. Kanir(8)	74,657	*
Frank Verardi(9)	268,854	*
David M. Glende(10)	366,575	1.31%
Greg T. Tsutaoka(11)	51,274	*
All directors and executive officers as a group (10 persons)(12)	2,056,655	7.13%
5% Stockholders
AWM Investment Company, Inc.(13). 153 East 53rd Street, 55th Floor New York, NY 10022-4611	5,633,900	20.39%

*
Less than 1%

(1)
Number of shares beneficially owned and the percentage of shares beneficially owned are based on 27,625,981 shares of the Company's common stock outstanding as of June 30, 2004. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable, or will become exercisable within 60 days of June 30, 2004, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated, the individuals in the table may be contacted in care of Unify Corporation, 2101 Arena Blvd, Suite 100, Sacramento, California 95834.

(2)
Includes 111,388 shares subject to options held by Mr. Whiteman exercisable within 60 days of June 30, 2004.

(3)
Includes 91,388 shares subject to options held by Mr. Garbe exercisable within 60 days of June 30, 2004.

(4)
Includes 41,388 shares subject to options held by Mr. Larrew exercisable within 60 days of June 30, 2004.

(5)
Represents shares held by Mr. Majteles. He has not been granted any options and therefore, he has no shares exercisable within 60 days of June 30, 2004.

(6)
Includes 309,375 shares subject to options held by Mr. Wille exercisable within 60 days of June 30, 2004.

(7)
Includes 76,562 shares subject to options held by Mr. DiCorti exercisable within 60 days of June 30, 2004.

(8)
Includes 72,916 shares subject to options held by Mr. Kanir exercisable within 60 days of June 30, 2004.

(9)
Includes 129,062 shares subject to options held by Mr. Verardi exercisable within 60 days of June 30, 2004.

(10)
Includes 336,823 shares subject to options held by Mr. Glende exercisable within 60 days of June 30, 2004.

(11)
Includes 50,000 shares subject to options held by Mr. Tsutaoka exercisable within 60 days of June 30, 2004.

(12)
Includes 1,218,902 shares subject to options and exercisable within 60 days of June 30, 2004.

(13)
AWM Investment Company, Inc. is a hedge fund management firm based in New York. The firm is owned by David Greenhouse and Austin Marxe. They manage the Special Situations Fund III, L.P., Special Situations Cayman Fund L.P., Special Situations Private Equity Fund, L.P., and Special Situations Tech. Fund, L.P.

EXECUTIVE COMPENSATION AND OTHER MATTERS

        The following table sets forth information concerning the compensation of our chief executive officer and our next three (3) most highly compensated executive officers whose total salary and bonus exceeded $100,000 per year for services rendered in all capacities to the Company for the last three (3) fiscal years:

SUMMARY COMPENSATION TABLE

Long-Term Compensation Awards
Annual Compensation
Number of Securities Underlying Options
Name and Principal Position	Fiscal Year	Salary	Bonus
Todd E. Wille(1) Chairman, President and Chief Executive Officer	2004 2003 2002	$220,000 220,000 210,000	— 48,789 25,000		— 150,000 300,000
Jim E. Kanir(2) Vice President, Sales & Marketing	2004 2003 2002	$160,252 — —	$83,620 — —	(5)	250,000 — —
David M. Glende(3) Vice President, Strategy and Chief Technology Officer	2004 2003 2002	153,356 158,000 150,000	— 16,263 17,000		60,000 75,000 165,000
Frank Verardi(4) Vice President, Technical Services	2004 2003 2002	153,750 165,000 160,000	13,736 72,222 48,473	(6) (5)	— 75,000 90,000

(1)
Mr. Wille was appointed president and chief executive officer in November 2000.

(2)
Mr. Kanir joined the Company in June 2003 as vice president, sales and marketing.

(3)
Mr. Glende was appointed vice president of strategy and CTO in June 2003. Prior to that, he held the position of vice president, products and chief technology officer.

(4)
Mr. Verardi was appointed to vice president of technical services in June 2003. Prior to that, he held the position of vice president, worldwide sales & marketing.

(5)
Represents commissions earned and paid pursuant to the Company's commission plan.

(6)
Commission earned in fiscal 2003 paid in fiscal 2004.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table provides the specified information concerning grants of options to purchase our common stock during the fiscal year ended April 30, 2004 to the persons named in the Summary Compensation Table:

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal(2) Year
Name			Exercise Price Per Share(3)	Expiration Date
					5%	10%
Jim E. Kanir	250,000	40%	$0.43	6/9/13	$67,606	$171,327
David M. Glende	60,000	10%	$0.40	8/19/13	$15,093	$38,250

(1)
Options granted were non-registered stock issued pursuant to individual option agreement and they do not qualify for incentive stock option treatment. Options vest as to one forty-eighth (1/48th) of the subject shares upon completion of each full month of continuous employment with the Company.

(2)
The Company granted an aggregate of 620,500 shares of common stock during the fiscal year ended April 30, 2004.

(3)
All options were granted with an exercise price equal to the fair market value per share of the common stock on the date of grant, as determined by the fair market value of the Company's common stock on that day.

(4)
Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed five percent (5%) and ten percent (10%) rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent our projection of the future common stock price. Actual gains, if any, on stock option exercises are dependent on Unify's financial performance, overall market conditions and the number of shares vested by the option holder.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
AND YEAR-END OPTION VALUES

        The following table provides the specified information concerning exercises of options to purchase Unify common stock during the fiscal year ended April 30, 2004, and unexercised options held at April 30, 2004 by the persons named in the Summary Compensation Table:

			Number of Securities Underlying Unexercised Options at 4/30/04(1)
					Value of Unexercised In-the-Money Options at 4/30/04(2)
	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Todd E. Wille	—	$—	271,875	178,125	$181,438	$178,125
Jim E. Kanir	—	—	52,083	197,917	29,687	197,917
David M. Glende	—	—	311,823	143,126	158,793	143,126
Frank Verardi	—	—	115,311	69,689	60,400	69,689

(1)
Options granted are generally exercisable to the extent vested and generally vest as to one-fourth (1/4th) of the subject shares on the first anniversary of the grant date and an additional one forty-eighth (1/48th) of the subject shares upon completion of each full month of continuous employment with the Company thereafter.

(2)
Valuation based on the difference between the option exercise price and the fair market value of the underlying securities as of April 30, 2004 of $01.00 per share, based on the closing sales price paid on the last trade of the day on the Over-the-Counter Bulletin Board (OTC BB) market.

Employment Agreements and Termination and Change of Control Arrangements

        We have an employment agreement with Mr. Wille, our chairman, president and chief executive officer. Under the agreement, he receives an annual salary, subject to Board adjustment, of $220,000, and is eligible to receive bonuses upon Unify achieving certain benchmarks in its business plan. Following a merger of the Company or a sale of all or substantially all of its assets, the unvested portion of all options held by Mr. Wille as of the date of such transaction will automatically vest. Should Mr. Wille be terminated, such options will have the benefit of twelve (12) additional months of vesting and he will receive an amount equal to twelve (12) months' salary.

        Under our 1991 and 2001 Stock Option Plans, should we merge with or be otherwise acquired by another company in a transaction where our stockholders do not retain a majority of the voting stock, a "Change of Control" occurs. If there is a Change of Control and the successor company fails to either assume the outstanding options or substitute substantially equivalent options for its own stock, the vesting of all outstanding Unify options shall accelerate to become fully vested and immediately exercisable. Any outstanding options will terminate if they are not exercised upon consummation of the merger or assumed or replaced by the successor corporation.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than ten percent (10%) of Unify's common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports filed by them.

        Based solely upon our review of such reports furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than ten percent (10%) stockholders for the fiscal year ended April 30, 2004 were met.

Certain Relationships and Related Transactions

        Amounts Due from Officers, Directors and Principal Stockholders.    On October 1, 2003 Mr. Wille paid to the Company $67,250 for principal and interest for the promissory note issued to him on April 1, 2001.

        Except for advances of reimbursable expenses we have made no other loans to executive officers, directors, stockholders or other affiliates. Any such loan must be approved by a majority of those board members who independent of and have no interest in the transaction.

        Private Equity Placement.    In April, 2004 Unify raised $4 million in gross proceeds from a private placement with Special Situations Funds, a leading New York City based micro-cap private equity investment fund. The Company issued 5,633,900 shares of common stock, along with five-year warrants to purchase an additional 2,253,560 shares of common stock at an exercise price of $0.90 per share.

        Limitation of Liability and Indemnification Matters.    Unify's Restated Certificate of Incorporation (the "Certificate") limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transactions from which the director derived an improper personal benefit.

        Our bylaws call for us to indemnify our directors, executive officers, and trustees to the fullest extent permitted by law. We believe that such indemnification covers negligence and gross negligence. Our bylaws also permit us to secure insurance on behalf of any executive officer, director, employee or other agent for any liability arising out of his or her actions in such capacity (subject to certain exclusions), regardless of whether the bylaws permit indemnification.

Independent Auditors

        The Board of Directors of the Company appointed Ernst & Young LLP ("E&Y") as independent auditors to audit the financial statements for the fiscal year ended April 30, 2004. E&Y has acted as the Company's independent auditors since April 30, 2003. Deloitte & Touche LLP had served in this capacity from August, 1996 to April 30, 2002. At this year's Annual Meeting of Stockholders, Unify stockholders will be asked to ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending April 30, 2005 (see Proposal 3 in this Proxy Statement). A representative of E&Y is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

Audit Fees

        Fees paid to Ernst & Young LLP ("E&Y") for audit services totaled approximately $319,000 for the fiscal year ended April 30, 2004 and approximately $203,000 for the fiscal year ended April 30, 2003, including fees associated with the annual audit, the reviews of the Company's quarterly reports on

Form 10-Q, and statutory audits required internationally. The fees paid in the year ended April 30, 2004 to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte & Touche" or "D&T") for audit services totaled approximately $21,000 for D&T's review of our 2003 proxy statement, their consent provided in connection with our Form 10-K for the year ended April 30, 2003, and a final billing in connection with the cessation of D&T's services. The aggregate fees paid in the year ended April 30, 2003 to D&T for a final billing for the audit of our annual financial statements for the fiscal year ended April 30, 2002, for the reviews of the financial statements included in our quarterly reports on Form 10-Q for the first two fiscal quarters in the year ended April 30, 2003, and in connection with the cessation of D&T's services were approximately $80,000.

Audit-Related Fees

        Fees paid to E&Y for audit-related services totaled approximately $7,000 for the fiscal year ended April 30, 2004 and $0 for the fiscal year ended April 30, 2003. No fees where paid to D&T for audit-related services for the fiscal year ended April 30, 2004, while $2,450 was paid to D&T for audit related services for the fiscal year ended April 30, 2003. Audit-related services provided during fiscal 2004 and 2003 consisted of consultations concerning financial accounting and reporting standards, including professional services performed in conjunction with the Company's efforts to comply with Sarbanes Oxley.

Tax Fees

        Fees paid to E&Y for tax services totaled approximately $30,000 for the fiscal year ended April 30, 2004 and approximately $23,000 for the fiscal year ended April 30, 2003. Fees paid to D&T for tax services totaled $0 for the fiscal year ended April 30, 2004 and approximately $44,000 for the fiscal year ended April 30, 2003. Tax fees consist of amounts incurred for tax compliance, tax advice, and tax planning.

Pre-Approval Policies and Procedures

        The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.

Equity Compensation Plan Information

        Unify maintains two compensation plans that provide for the issuance of its Common Stock to officers, directors, other employees or consultants. These consist of the 2001 Stock Option Plan (the "Option Plan") and the 1996 Employee Stock Purchase Plan (the "Purchase Plan"), which have been approved by the stockholders. The 1991 Stock Option Plan, which had a ten-year life, has expired and has therefore ceased to be available for new grants. In fiscal 2003, the Board adopted, without a need for shareholder approval, the 2002 Director Restricted Stock Plan (the "Director Restricted Stock Plan") as part of a program to provide compensation we felt was necessary to attract, retain and reward members of our Board of Directors who were willing to provide the time and energy that we believe is required to meet our business goals. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of April 30, 2004:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders(1)	1,713,257	$0.40	1,165,177
Equity compensation plans not approved by stockholders:
Director Restricted Stock Plan(2)	322,728	$0.50	177,272
Non-Registered Options(3)	567,777	$0.39	0

(1)
Comprised of shares reserved for future issuance under the Purchase Plan (79,929 shares) and the Option Plan (1,085,248 shares).

(2)
There are 500,000 shares authorized under the Director Restricted Stock Plan, of which 322,728 shares were awarded by and were outstanding on April 30, 2004. An additional 42,556 shares were granted on May 3, 2004 to the Company's non-employee Directors (i.e., 10,639 shares each to Messrs. Garbe, Larrew, Whiteman and Majteles) as the annual stock grant (see Director Compensation) for fiscal 2005, leaving a balance of 134,716 shares available for future awards as of June 30, 2004.

(3)
In fiscal 2003, the Board authorized the issuance of non-registered non-plan stock options for individual senior level executive recruitment.

Material Features of Director Restricted Stock Plan

        On May 1, 2002 the Company established the Director Restricted Stock Plan as part of a compensation program designed to attract and retain independent members for our board of directors. The maximum aggregate number of shares of common stock that may be issued under the Director Restricted Stock Plan is 500,000. In May, each independent director shall be granted a fully vested restricted stock award for the number of shares which is equal to $10,000 divided by the fair market value of a share of stock at the award date. There were 100,000 and 222,728 shares awarded in the fiscal 2004 and 2003 under this plan, respectively, leaving a balance of 177,272 shares reserved for future awards at April 30, 2004.

Material Features of Individual non-Registered Stock Options

        As of April 30, 2004 the Board granted options to purchase up to 567,777 shares of common stock under individual, non-plan option agreements. The options and shares issuable under such agreements are restricted securities under the Securities Act and may not be issued or sold except under an effective registration statement or an applicable exemption therefrom. The non-plan option agreements contain substantially similar terms as options issued under our Option Plan.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        The members of the compensation committee during fiscal 2004 were Jack R. Corrie, Kurt M. Garbe, Tery Larrew and Steven D. Whiteman, each a non-employee member of the Board. The committee is responsible for setting and administering the policies governing annual compensation of the Company's executive officers. These policies are based upon the philosophy that Unify's long-term success is best ensured by attracting, retaining and rewarding highly skilled executives who are capable of achieving its business goals and build long-term stockholder value. Consequently, the committee's policies seek to reward individual performance as well as to align the financial interests of executive officers with overall Company results and increasing stockholder value. The Company applies these policies in three principal areas: base salary, management incentives, and long-term incentives.

        In preparing the stock performance graph for this Proxy Statement, the Company selected the NASDAQ Computer and Data Processing Services Industry Index as our peer group. However, the companies in our stock peer group are not necessarily in our salary peer group surveys unless we also compete with them for executive talent.

Base Salary

        The compensation committee annually assesses the performance and set the base salary of our chief executive officer, Todd Wille. He, in turn, evaluates the performance of all other executive officers and recommends salary adjustments, if any, which are then reviewed and approved by the compensation committee. Performance evaluations for individual executive officers are based on predetermined individual goals. For Mr. Wille, these goals are set by our committee and for all other executive officers these goals are set by Mr. Wille. The objectives of the compensation committee are to correlate executive compensation with Unify's business objectives and performance, and to enable us to attract, retain, and reward executive officers who contribute to our long-term success.

        Mr. Wille has served as president, chief executive officer and a director of Unify since November 2000, and was appointed Chairman of the Board in October 2001.

Management Incentive Plan

        We seek to provide additional incentives and rewards to executives for their contributions to the achievement of the Company's performance goals. For this reason, we administer a Management Incentive Plan (the "Incentive Plan") that can represent a substantial portion of the total compensation of our executive officers when earned and paid.

        The Incentive Plan provides for the establishment of a compensation pool based on the achievement of worldwide goals for revenues and operating income as well as other operating plan objectives specific to each executive officer's individual areas of management responsibility. Incentive compensation target amounts for each executive officer are set annually by our committee in consultation with Unify's chief executive officer. Performance against established goals is determined annually. Executive officers with sales responsibilities receive commission compensation in addition to base salary and management incentives.

        The compensation committee annually reviews and approves the compensation of Todd E. Wille, Chairman, President and Chief Executive Officer. Mr. Wille participates in the Incentive Plan in which he is eligible to receive a target bonus of $180,000 for achievement of the Incentive Plan goals and objectives. This actual bonus amount may be higher or lower based on the actual achievement of the Incentive Plan goals and objectives. Mr. Wille is a Unify shareholder; to the extent his performance translates into an increase in the value of Unify's stock, all shareholders, including Mr. Wille, share the benefit.

        Certain net income performance goals established under the Incentive Plan for fiscal 2004 were not met and, therefore, no cash bonuses were paid in fiscal 2004 to executive officers, including Mr. Wille. Bonuses paid in fiscal 2003 were for the Company's fiscal 2002 performance.

Long-Term Incentive Compensation

        The compensation committee believes that employee equity ownership provides significant additional motivation to executive officers to maximize value for our stockholders, and therefore administers and makes periodic stock option grants under the 2001 Stock Option Plan. Such options are granted at the prevailing market price and will only have value if our stock price increases over the exercise price. Accordingly, we believe that stock options serve to align the interests of our executive officers closely with our other stockholders because of the direct financial benefit that executive officers receive through improved stock performance.

        Our committee periodically considers the grant of stock-based compensation to all executive officers. Such grants are made on the basis of a subjective analysis of the individual performance of the executive, previous option grants to the executive, and our financial performance. Option grants for the fiscal year ended April 30, 2004 are set forth in the table entitled "OPTION GRANTS IN LAST FISCAL YEAR" in the section entitled "EXECUTIVE COMPENSATION AND OTHER MATTERS."

Deductibility of Executive Compensation

        We have considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations which restrict deductibility of executive compensation paid to the our chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under the 2001 Option Plan would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are non-employee directors. Our committee is comprised of non-employee directors. Furthermore, should the compensation committee not be so constituted for any period of time, the options granted during such period are unlikely to result in compensation exceeding $1,000,000 in any year.

The Compensation Committee

Kurt M. Garbe Tery R. Larrew Steven D. Whiteman Jack R. Corrie

REPORT OF THE AUDIT COMMITTEE

        The audit committee oversees the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent auditors are responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

        The audit committee consists of three (3) directors, each of whom, in the judgment of the Board, is an "independent director" as defined in the listing standards for The NASDAQ Stock Market. We act pursuant to a written charter that has been adopted by the Board.

        In fiscal 2004 the audit committee recommended to the Board that Unify establishes a formal code of ethics for senior management. On August 21, 2003 Mr. Wille presented the Ethics Policy to the Board and it was approved. The code of ethics states the Company's policies regarding how senior officers shall perform their duties in an honest and ethical manner and how they shall handle conflicts of interest.

        The audit committee has recommended to the Board and the Board has approved to appoint Ernst and Young LLP ("E&Y") as the Company's independent auditors for the fiscal year 2005. In Proposal 3 of this Proxy Statement, shareholders are requested to ratify the Board's appointment of E&Y as Unify's independent auditor and its engagement to provide audit and other services in fiscal 2005.

        During fiscal 2004 the audit committee discussed and reviewed with our auditors all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Our committee met with E&Y, with and without management present, to discuss the overall scope of the audit and review of financial statements, the results of such examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

        The audit committee also oversees the financial reporting process on behalf of the Board. Our management has the primary responsibility for the financial statements and the overall reporting process, including the system of financial controls. In fulfilling our oversight responsibilities during fiscal 2004, we periodically:

  •
  reviewed the unaudited and audited financial statements with management and our independent auditors (that is, E&Y, and prior to them, D&T);

  •
  discussed the accounting principles, significant assumptions, estimates and matters of judgment used in preparing the financial statements with management and our auditors;

  •
  discussed the accounting principles, significant assumptions, estimates and matters of judgment used in preparing the financial statements with management and our auditors;

  •
  reviewed the Company's financial controls and financial reporting process; and

  •
  reviewed significant financial reporting issues and practices, including changes in accounting principles and disclosure practices.

        The audit committee has received a formal written statement from our auditors describing all relationships between E&Y and the Company that might bear on the auditor's independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditor's independence.

        Based on the review and discussions referred to above, the audit committee recommended to the Board that Unify's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended April 30, 2004 for filing with the Securities and Exchange Commission.

The Audit Committee

Kurt M. Garbe Tery R. Larrew Steven D. Whiteman

COMPARISON OF STOCKHOLDER RETURN

        Below is a line graph comparing the annual percentage change in the cumulative total return on the Company's common stock with the cumulative total return of the NASDAQ U.S. Index and the NASDAQ Computer and Data Processing Services Industry Index for the period commencing on April 30, 1999 and ending on April 30, 2004.(1)

Comparison of Cumulative Total Return
From April 30, 1999 through April 30, 2004

Unify Corporation, NASDAQ U.S. Stock Index,
NASDAQ Computer and Data Processing Services Industry Index

        COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG UNIFY CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

*
$100 invested on 4/30/99 in stock or index-including reinvestment of dividends. Fiscal year ending April 30.

(1)
Assumes that $100 was invested on April 30, 1999 in the Company's common stock and in each index. Stockholder returns over the indicated period should not be considered indicative of future stockholder return.

PROPOSAL NO. 2
AMENDMENT TO 1996 EMPLOYEE STOCK PURCHASE PLAN

        The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board in March 1996 and approved by the Company's stockholders in May 1996. The Purchase Plan provides a means by which employees may purchase common stock of the Company through payroll deductions. Currently, the maximum number of shares of the common stock of the Company which may be issued under the Purchase Plan is 2,700,000. As of June 30, 2004, 79,929 shares of common stock were available for future issuances under the Purchase Plan. On July 22, 2004 the Board amended the Purchase Plan, subject to stockholder approval, to increase the number of shares of our common stock that may be granted under the Purchase Plan by 500,000 shares, from 2,700,000 shares to 3,200,000 shares, subject to adjustment for stock splits or other changes in our capital structure.

        The Board believes that the approval of the amendment to the Purchase Plan is in the best interests of the Company and its stockholders, as the availability of an adequate number of shares reserved for issuance under the Purchase Plan is an important factor in attracting, motivating and retaining qualified employees who will be essential to the success of the Company.

Summary of the Plan

        The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon request.

        General.    The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. The Purchase Plan provides an opportunity for employees of the Company and its designated subsidiaries to purchase common stock of the Company at a discount from the market price.

        Authorized Shares.    Currently, a maximum of 2,700,000 of the authorized but unissued shares or treasury shares of the common stock of the Company may be issued upon the purchase of common stock pursuant to the Purchase Plan. The Board has amended the Purchase Plan, subject to stockholder approval, to increase the number of shares issuable thereunder from 2,700,000 shares to 3,200,000 shares. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or like change in the capital structure of the Company or in the event of any merger, sale of assets or other reorganization of the Company, appropriate adjustments will be made to the shares subject to the Purchase Plan.

        Administration.    The Purchase Plan is administered by a committee which consists of at least two members appointed by the Board (the "Committee"). Subject to the provisions of the Purchase Plan, the Committee determines the persons to whom purchase rights are to be granted, the duration of offering periods and exercise periods (as defined below), whether or not to have overlapping offering periods, policies regarding suspension or termination of individual employee participation in the Purchase Plan, and all other terms and conditions of the purchase rights. The Committee will interpret the Purchase Plan and purchase rights granted under the Purchase Plan, and all decisions made by a majority of the Committee will be final and binding on all persons having an interest in the Purchase Plan or any purchase right.

        Eligibility.    Any employee, including executive officers, of the Company or a designated subsidiary of the Company is eligible to participate in the Purchase Plan so long as the employee is customarily employed for more than twenty (20) hours per week and for at least five (5) months per calendar year. However, no employee who owns or holds options to purchase, or as a result of participation in the Purchase Plan would own or hold options to purchase, five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or a subsidiary of the Company is entitled to participate in the Purchase Plan. As of June 30, 2004, approximately 65 employees, including all of our executive officers, were eligible to participate in the Purchase Plan.

        Terms and Conditions of Offerings.    Each offering of common stock under the Purchase Plan is generally for a period of twenty-four (24) months (an "Offering Period"), with purchases occurring every six (6) months (an "Exercise Period"). Exercise Periods under the Purchase Plan generally commence on the first day of June and December of each calendar year. At the end of each Exercise Period, the Company issues shares of its common stock to participants in the Purchase Plan based on the payroll deductions accumulated for the participants during that Exercise Period.

        Participation in the Purchase Plan is limited to eligible employees who authorize payroll deductions pursuant to the Purchase Plan. Such payroll deductions are withheld in whole percentages and may not exceed fifteen percent (15%) of an employee's compensation for any pay period. Participants may not make additional payments into their Purchase Plan accounts. Once an employee becomes a participant in the Purchase Plan, that employee will automatically participate in each successive Offering Period until such time as that employee withdraws from the Purchase Plan, becomes ineligible to participate in the Purchase Plan, or ceases to be employed by the Company or a designated subsidiary.

        The Company's common stock is purchased for accounts of employees participating in the Purchase Plan at a price per share equal to the lower of (i) eighty-five percent (85%) of the fair market value of a share of common stock on the first day of the Offering Period (the "Entry Date") or (ii) eighty-five percent (85%) of the fair market value of a share of common stock on the date of purchase (the "Exercise Date"). In the event that the fair market value of the Company's common stock is lower on the first day of an Exercise Period within an Offering Period (the "Reassessment Date") than it was on the Entry Date, all employees participating in the Purchase Plan on the Reassessment Date shall generally be deemed to have relinquished the unexercised portion of the purchase right granted on the Entry Date and to have enrolled in and received new purchase rights commencing on such Reassessment Date. As of June 30, 2004, the closing price of the Company's common stock, as reported on the over-the counter market on the "bulletin board", was $0.80 per share. Subject to certain limitations, the number of shares of the Company's common stock which a participant purchases on an Exercise Date is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during the Exercise Period by the purchase price per share. Participants may not accrue rights to purchase shares of the Company's common stock having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of the Company's common stock on the Entry Date). Furthermore, no participant may purchase more than 20,000 shares of common stock in any single Offering Period. Any payroll deductions made pursuant to the Purchase Plan and not applied to the purchase of shares generally will be returned to the participant.

        A participant may increase or reduce the rate of payroll deductions or suspend participation in the Purchase Plan during an Exercise Period at any time without affecting his or her eligibility to participate in future Exercise Periods of the Offering Period. However, once a participant withdraws from an Exercise Period, that participant may not again participate in the same Exercise Period. If a participant suspends participation in the Purchase Plan during an Exercise Period, his or her accumulated payroll deductions will remain in the Purchase Plan for the purchase of shares at the end of that Exercise Period. If a participant withdraws from the Purchase Plan entirely or ceases to be employed by the Company or a designated subsidiary, his or her accumulated payroll deductions will be returned and no shares will be purchased for his or her account at the end of the applicable Exercise Period.

        Corporate Transactions.    In the event of a liquidation or dissolution of the Company, the current Offering Period will terminate immediately prior to the consummation of the proposed transaction, unless otherwise provided by the Committee, and all outstanding purchase rights shall automatically terminate and each participant shall have his or her payroll deductions refunded without interest. In the event of a sale of the Company's assets or a merger or consolidation of the Company with or into another corporation, the Committee may, at its sole discretion, (i) arrange with the surviving, continuing, successor, or purchasing corporation or parent or subsidiary corporation thereof (the "Acquiring Corporation") to assume the Company's rights and obligations under the Purchase Plan or to substitute equivalent rights to purchase stock of the Acquiring Corporation; (ii) establish a date on or before the effective date of the transaction which shall be treated as the end of an Exercise Period and all outstanding purchase rights shall be deemed exercisable on such date; or (iii) declare that all outstanding purchase rights are terminated and return the accumulated payroll deductions to the Purchase Plan participants.

        Termination or Amendment.    The Committee may terminate or amend the Purchase Plan at any time, except that the approval of the Company's stockholders is required within twelve (12) months of the adoption of any amendment which (i) materially increases the number of shares authorized for issuance under the Purchase Plan, (ii) materially modifies the requirements as to eligibility for participation in the Purchase Plan, (iii) materially increase the benefits accruing to participants, (iv) reduces the purchase price, except in the case of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or like change in the capital structure of the Company or (v) extend the term of the Purchase Plan beyond March 25, 2006. The Purchase Plan will terminate on March 25, 2006 unless sooner terminated by the Committee.

Summary of Federal Income Tax Consequences of the Purchase Plan

        The following summary is intended only as a general guide to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all potential tax consequences. Furthermore, the tax consequences are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable. Participants recognize no taxable income either as a result of commencing to participate in the Purchase Plan or purchasing shares of the Company's common stock under the terms of the Purchase Plan. Participants should consult their own tax advisors prior to the disposition of any shares of common stock acquired pursuant to the Purchase Plan.

        If a participant disposes of shares purchased under the Purchase Plan within two (2) years from the first day of the applicable Offering Period or within one (1) year from the date of purchase (a "Disqualifying Disposition"), the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the shares on the Exercise Date or which the shares were purchased exceeds the purchase price. The amount of the ordinary income will be added to the participant's basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant's holding period is more than twelve (12) months, and will otherwise be short-term.

        If the participant disposes of shares purchased under the Purchase Plan at least two (2) years after the first day of the applicable Offering Period and at least one (1) year after the date of purchase, the participant will realize ordinary income in the year of disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) fifteen percent (15%) of the fair market value of the shares on the first day of the applicable Offering Period. The amount of any ordinary income will be added to the participant's basis in the shares, and any additional gain recognized upon the disposition after such basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

        If the participant still owns the shares at the time of death, the lesser of (i) the excess of the fair market value of the shares on the date of death over the purchase price or (ii) fifteen percent (15%) of the fair market value of the shares on the first day of the Offering Period in which the shares were purchased will constitute ordinary income in the year of death.

        The Company should be entitled to a deduction in the year of a Disqualifying Disposition equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by Section 162(m) of the Code. In all other cases, no deduction is allowed to the Company.

Vote Required and Board of Directors' Recommendation

        Approval of this proposal requires a number of votes "For" the proposal that represents a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting, with abstentions and broker non-votes each being counted as present for purposes of determining the presence of a quorum, abstentions having the same effect as a negative vote and broker non-votes having no effect on the outcome of the vote.

        The Board of Directors believes that approval of the proposed amendment to the Purchase Plan is in the best interests of the Company and the stockholders for the reasons stated above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE PURCHASE PLAN TO INCREASE THE MAXIMUM AGGREGATE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER FROM 2,700,000 TO 3,200,000.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF
ERNST & YOUNG LLP AS INDEPENDENT AUDITOR
AND FOR FISCAL YEAR 2005

        The Company's audit committee has appointed Ernst and Young LLP ("E&Y") as the Company's independent auditors for the fiscal year 2005. A representative of E&Y will be present at the Annual Meeting and available to respond to questions. An affirmative vote of a majority of the outstanding shares of the Company present or represented by proxy and entitled to vote at the Annual Meeting, at which a quorum is present, will ratify the appointment of E&Y as our independent auditor.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITOR.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

        Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2005 Annual Meeting, the proposal must be received at our principal executive offices, addressed to the Secretary at 2101 Arena Boulevard, Suite 100, Sacramento, California 95834, not later than April 19, 2005. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the 2005 Annual Meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than thirty (30) days prior to the date of the Annual Meeting.

        Should a stockholder proposal be brought before the 2005 Annual Meeting, our management proxy holders will be authorized by our proxy form to vote for or against the proposal, in their discretion, if we do not receive notice of the proposal, addressed to the Secretary at our principal executive offices, prior to the close of business on July 3, 2005.

TRANSACTION OF OTHER BUSINESS

        At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

Sincerely,
Todd E. Wille Chairman, President and Chief Executive Officer
Sacramento, California August 16, 2004

UNIFY CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints Pete DiCorti and Deborah Thornton, and each of them, with full power of substitution to represent the undersigned and to vote all the shares of the common stock of Unify Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the KVIE—Channel 6 Building, 2595 Capitol Oaks Drive, Sacramento, California on September 30, 2004 at 9:00 a.m. Pacific time, and at any adjournment thereof: (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement, and (2) in their discretion, upon such other matters as may properly come before the meeting.

        The undersigned hereby acknowledges receipt of: (1) Notice of Annual Meeting of Stockholders of the Company, (2) accompanying Proxy Statement, and (3) Annual Report of the Company for the fiscal year ended April 30, 2004.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1 and 3.

Due to recent changes in rules, approval of proposal 2 to amend the stock plan requires a majority of "FOR" votes by beneficial owners of Unify common stock. We therefore urge you to affirmatively vote "FOR" proposal 2. Please sign and return this proxy to your brokerage firm or in the enclosed postage-paid return envelope.

1.	Election of the following directors:
	Nominees:		Todd E. Wille Robert J. Majteles Kurt M. Garbe Tery R. Larrew Steven D. Whiteman
	☐	FOR	☐	WITHHELD
	☐	For all nominees except as noted above
2.	To approve the amendment of the Company's 1996 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance from 2,700,000 shares to 3,200,000 shares.
	☐	FOR	☐	AGAINST	☐	ABSTAIN
3.	To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending April 30, 2005.
	☐	FOR	☐	AGAINST	☐	ABSTAIN
4.	With discretionary authority, upon such other matters as may properly come before the Annual Meeting. At this time, the Board knows of no other matters to be presented at the meeting.

Whether or not you plan to attend the meeting in person, please complete this proxy so that your stock may be represented at the meeting.

☐    MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW.
☐    MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.

Date:
Signature(s):

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 30, 2004
UNIFY CORPORATION PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
PROPOSAL NO. 1 ELECTION OF DIRECTORS
INFORMATION ABOUT UNIFY CORPORATION
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER MATTERS
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
COMPARISON OF STOCKHOLDER RETURN
PROPOSAL NO. 2 AMENDMENT TO 1996 EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR AND FOR FISCAL YEAR 2005
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS